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Neoleukin Therapeutics Provides Strategic Update and Announces Restructuring and Leadership Transition

SEATTLE, Washington, March 8, 2023 – Neoleukin Therapeutics, Inc., “Neoleukin” (NASDAQ:NLTX), a biopharmaceutical company utilizing sophisticated computational methods to design de novo protein therapeutics, today announced that it has engaged SVB Securities to assist in reviewing strategic alternatives for the Company with the goal of maximizing shareholder value. Such alternatives may include a sale, merger, divestiture of assets, licensing or other strategic transaction. There can be no assurance that the exploration of strategic alternatives will result in any agreements or transactions, or that, if completed, any agreements or transactions will be successful or on attractive terms. Neoleukin does not expect to disclose or provide an update concerning developments related to this process until the Company enters into definitive agreements or arrangements with respect to a transaction or otherwise determines that other disclosure is necessary or appropriate.
In connection with the evaluation of strategic alternatives, the Board of Directors of Neoleukin also approved a further corporate restructuring to preserve cash, including a reduction in the Company’s workforce by approximately 70%. Chief Executive Officer Jonathan Drachman, M.D., will also be stepping down after a short transition. The Company expects this reduction in force to be completed during the first half of 2023.
“The work that Neoleukin has done to advance the science of de novo protein design for immunotherapeutic use, including what we believe is the first in-human clinical trial of a de novo protein, is important and impressive. However, based on the anticipated time and investment necessary to further develop the technology and potential product candidates in this challenging capital markets environment, we believe that it is appropriate to pursue other strategic options,” said Todd Simpson, Chairman of the Board of Neoleukin. “It was a difficult decision to restructure our workforce as we conduct this review of strategic alternatives; however, we believe it was a prudent decision that will maximize shareholder value. We would like to thank Jonathan, the research team, and all employees who have worked on these ground-breaking advancements.”
About Neoleukin Therapeutics, Inc.
Neoleukin is a biopharmaceutical company creating next generation immunotherapies for cancer, inflammation and autoimmunity using de novo protein design technology. Neoleukin uses sophisticated computational methods to design proteins that demonstrate specific pharmaceutical properties that provide potentially superior therapeutic benefit over native proteins. For more information, please visit the Neoleukin website: www.neoleukin.com.
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Contact:
Media
Julie Rathbun
206-769-9219
jrathbun@neoleukin.com